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                                                                     EXHIBIT 3.4

                  CERTIFICATE OF DETERMINATION OF PREFERENCES

                        OF SERIES L PREFERRED STOCK OF

                   EMERGENT INFORMATION TECHNOLOGIES, INC.,

                           a California corporation

     The undersigned certify that:

     A. They are the Chief Executive Officer and President, and Secretary, respectively, of Emergent Information Technologies, Inc., a California corporation (the "Corporation").

     B. The authorized number of shares of Preferred Stock is 10,000,000, none of which have been issued. The authorized number of shares of Series L Preferred Stock is one (1) share, which has not been issued.

     C. Pursuant to authority given by the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation (the "Board") duly has approved and adopted the following recitals and resolutions:

     WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation authorizes a class of Preferred Stock comprising 10,000,000 shares issuable from time to time in one or more series; and

     WHEREAS, the Board is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividends rights, dividend rates, conversion rights, voting rights, the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and

     WHEREAS, the Corporation heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series L Preferred Stock and the number of shares constituting such series;

     NOW, THEREFORE, be it resolved, that the Board hereby does provide for the issue of a series of Preferred Stock consisting of one (1) share designated as "Series L Preferred Stock", and does hereby fix the rights, privileges, preferences, and restrictions and other matters relating to the Series L Preferred Stock as follows:

     1.  Dividend Rights.  The Series L Share shall not be entitled to receive
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dividends.
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     2.  Rights on Liquidation.
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         2.1.  In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holder of a Series L Share (the "Holder") shall be entitled to receive with respect to such Series L Share, after the satisfaction of all distributions to holders of other classes or series of preferred stock, if any, which expressly rank prior to the Series L Share (as provided in Paragraph 5) (collectively, the "Senior Payments"), but before any distribution is made to or set aside for the holders of Common Stock or any other classes or series of preferred stock of the Corporation, if any, which are not then required to be redeemed or whose terms provide specifically that such class or series rank junior to the Series L Share (as provided in Paragraph 5), or fail to specify the ranking of such class or series relative to the Series L Share with respect to rights to receive payment of dividends and distributions upon Liquidation, cash or any other assets of the Corporation in an amount equal to $10.00 per Series L Share (the "Liquidation Preference").

         2.2. If, after the satisfaction of all Senior Payments, the assets of the Corporation available for distribution to the Holder shall be insufficient to permit the payment in full of the amount due the Holder and the holders of other classes or series of preferred stock issued by the Corporation whose terms provide specifically that such series shall rank in parity with the Series L Share (as provided in Paragraph 5), if any, in accordance with their respective liquidation preferences, the entire assets of the Corporation available for distribution to the Holder after the satisfaction of all Senior Payments shall be distributed pari passu among the Holder and the holders of other classes or series of preferred stock issued by the Corporation whose terms provide specifically that such series shall rank in parity with the Series L Share (as provided in Paragraph 5), if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Holder of the Series L Share shall be reasonably determined in good faith by the Board but only to the Liquidation Preference.

         2.3. A merger or consolidation of the Corporation with another corporation or a voluntary sale of all or substantially all the assets of the Corporation principally in exchange for stock and/or securities of another corporation (any of the foregoing being herein referred to as a "Merger") shall not be deemed a Liquidation, but only if any such event occurs other than as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors.

     3.  Voting Rights.
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         3.1.  Except as otherwise provided by law or in this Paragraph 3, the
Holder shall have no voting rights.

         3.2. The Corporation has issued notes ("Notes") pursuant to that certain Note and Stock Purchase Agreement dated as of December 29, 2000, by and between the Company,
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the Holder and others (the "Note Purchase Agreement"), and the Holder has purchased such Notes from the Company. If any Event of Default described in paragraph (a) or (b) of Section 8.01 of the Note Purchase Agreement has occurred
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and such default is not remedied within 180 days (a "Board Rights Event"), then upon the occurrence of a Board Rights Event (A) if there are two (2) vacancies on the Board at the time of the Board Rights Event, the Holder shall be entitled immediately to elect two (2) members to the Board, (B) if there is one (1) vacancy on the Board at the time of the Board Rights Event, the Holder shall be entitled immediately to elect one (1) member to the Board, and (C) if there are no vacancies on the Board at the time of the Board Rights Event, the Holder shall not be entitled to elect any members to the Board, provided, however, that
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in the case of clauses (B) and (C), at such time as a vacancy or vacancies are created on the Board, by reason of an increase in the size of the Board of Directors approved by the shareholders of the Corporation, or by reason of death, resignation, removal, retirement or otherwise, the Holder shall have the right to elect one (1) or two (2) directors to fill such vacancy or vacancies. Any member elected pursuant to this Paragraph 3(b) shall serve until the Event of Default has been cured or waived, or the Notes are no longer outstanding, at which time the term of such member shall end. If the office of any such additional member becomes vacant by reason of death, resignation, retirement or otherwise, the Holder may select a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

          3.3. As long as the Notes are outstanding, the Corporation shall not take any of the following actions without the consent or affirmative vote of the Holder of the Series L Share, given in person, by written consent or by proxy, either in writing or by a resolution adopted at a meeting called for that purpose, voting as a separate class:

                (i) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provision of or the addition of any provision to the Articles of Incorporation or of any amendment or supplement thereto (including any certificate of determination or any similar document relating to any series of preferred stock) or this Certificate of Determination, which would alter or change the preferences, powers or rights of Series L Share to affect the Holder adversely. Matters permitted (with or without a vote) under clause
(ii) below of this Paragraph 3(c) shall not be deemed to affect the Holder adversely; nor shall a vote of the Holder be required for the amendment of the Articles of Incorporation or the passing of a resolution so as to authorize, create, designate or issue, or to increase the authorized or outstanding amount of, any shares of any class or series.

                (ii) A Merger; provided that the provisions of this clause (ii) shall not be applicable to any such Merger if:

                      (A) if the Corporation is the survivor in the Merger, the Series L Share will continue to have the rights, preferences and privileges no worse than those contained herein;
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                      (B) if the Corporation is not the survivor in the Merger,
either (i) the security of the surviving corporation into which the Series L Share is converted have rights, preferences and privileges no worse than those contained herein or (ii) the Notes are to be indefeasibly paid in full in connection with or as a result of the Merger.

          3.4. A copy of each notice, proxy statement, annual report and other communication sent to the holders of Common Stock shall be simultaneously sent to the Holder.

     4.   Redemption Rights.  The Corporation may not redeem the Series L Share
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without the prior written consent of the Holder, except the Corporation may redeem the Series L Share by payment of $10 to the Holder thereof at any time after all amounts owed under the Notes, including, without limitation, principal and interest, have been indefeasibly paid in full.

     5.   Ranking of Stock of the Corporation.  For purposes of this resolution,
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any stock of any class or classes of the Corporation shall be deemed to rank:

          a. Prior to the Series L Share, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Holder of Series L Shares;

          b. On a parity with the Series L Share, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of the Series L Share, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the Holder; and

          c. Junior to the Series L Share, either as to dividends or upon liquidation, if such class shall be Common Stock or if the Holder shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes.

     RESOLVED FURTHER, that the Chief Executive Officer and President and the Secretary of the Corporation are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences in accordance with the foregoing resolutions and provisions of California law.